Free Writing Prospectus

VanEck Merk Gold Trust

2022-06-02 VanEck Merk Gold Trust (OUNZ) - Fees

0001546652

Pursuant to 433/164

333-238022

6/2/22, 9:00 AM VanEck Merk Gold Trust (OUNZ) - Fees https://www.merkgold.com/fees.html 1/2 Market Data | Overview | Guiding Principles | Responsible Sourcing | Taking Delivery | OUNZ Calculator | Patent | OUNZ FAQ Fees Fact Sheet Prospectus Reports The Processing Fees for investors taking delivery of their gold ("Delivery Applicants") arecomprised of an Exchange Fee and a Delivery Fee . Delivery Fee No Delivery Fee is charged for the delivery of physical gold to destinations in the lower 48States. Exchange Fee The Exchange Fee below is effective June 02, 2022 and supersedes any previously publishedExchange Fees, including those in the prospectus: Type of Gold Bar Exchange Fee Purity Fee perApplication Fee per Ounce 1oz 2022 AustralianKangaroos $500 $42.00 0.9999 1oz 2022 US Mint GoldEagle $500 $85.00 0.9167 1oz 2022 US Mint GoldBuffalo $500 $85.00 0.9999 1oz Britannia $500 $39.00 0.9999 10 oz Australian bars $500 $23.00 0.9999 1kg Kilo bars $500 $14.00 0.9999 London bars $4,000 $0.00 95.00% - 99.99% Sample Exchange Fees Type of Gold Bar: --Select Type of Gold Bar-- Number of Bars: --Select Number of Bars-- Exchange Fee in USD: During times of high demand for coins in the market, Processing Fees may be updatedfrequently and may be updated after the time a Delivery Applicant submits an applicationbefore it is pre-approved; in this case, the Delivery Applicant may have to pay a higherProcessing Fee to have the Delivery Application pre-approved. You may also use our online calculator to determine the number of ounces your sharescorrespond to. The Exchange Fee covers the cost of exchanging OUNZ shares into gold bars in the form ofLondon Bars which the Trust holds in the vault, as well as the cost of converting London Barsinto the gold coins or smaller gold bars that investors may prefer for delivery. The ExchangeFee for gold coins and bars, outside of London Bars, refl ects the premium such coins and barsare trading at relative to the spot price of gold. In an effort to keep Exchange Fees predictable, the precious metals dealer will choose coinsand bars from inventory regardless of date. Special requests may be accommodated, but aresubject to inventory and may be subject to higher fees. We would publish the pricing for specialrequests on this page, making it available to other investors as well. London Bars vary in size between 350 and 430 Ounces; the current median bar size held bythe Trust is 405 Ounces. As a result, the Exchange Fee for 1 London Bar is set to $0.00 perOunce * 405 Ounces + $4,000 = $4,000.00. Aside from being able to request delivery of London Bars, investors may request to have theirshares exchanged for other gold bars and coins, without numismatic value, having a minimumfi neness (or purity) of 995 parts per 1,000 (99.5%) or, for American Gold Eagle gold coins, witha minimum fi neness of 91.67%.

6/2/22, 9:00 AM VanEck Merk Gold Trust (OUNZ) - Fees https://www.merkgold.com/fees.html 2/2 All fees are subject to change upon notice and the Sponsor may waive or reduce theExchange Fees from time to time. Ready to take delivery? Please click here. Click here to download the Adobe® Reader® to view and print PDF's. The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Merk GoldTrust's ("Trust") investment objectives, risks, charges and expenses. Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the InvestmentCompany Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to thesame regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust,the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are boughtand sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns. The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to declineduring the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location. Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather,disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlyingcommodities. Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the valueof the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares.The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. TheTrust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of goldrepresented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust. For a morecomplete discussion of the risk factors relative to the Trust, carefully read the prospectus. This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within theirapplicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sellshares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is itintended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction. The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). VanEck and Foreside Fund Services, LLC, provide marketing services to theTrust. All rights reserved. All trademarks, service marks or registered trademarks are the property of their respective owners. Strategies | Solutions | Research | About Merk © 2021 Merk Investments LLC Terms and Conditions of Use / Privacy Policy